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[WESTERN MICRO LOGO]

WESTERN MICRO                                                     PRESS RELEASE
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                                                          FOR IMMEDIATE RELEASE

For more information contact:
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P. Scott Munro                           Sandra M. Salah
president and CEO                        vice president, Corporate Relations
Western Micro Technology, Inc.           Western Micro Technology, Inc.
408-341-4767                             408-341-4712
smunro@westernmicro.com                  ssalah@westernmicro.com

Jim Adams
president
Target Solutions, Inc.
714-641-2738

                  WESTERN MICRO TECHNOLOGY STRENGTHENS SERVICES
                  CAPABILITIES; ACQUIRES TARGET SOLUTIONS, INC.

Campbell, California, March 19, 1997 -- Western Micro Technology, Inc. (Nasdaq National Market -- WSTM), a leading midrange systems distributor, announced today that it has reached an agreement to merge the business of Target Solutions, Inc. (TSI) into it's current midrange platform business. TSI is a leading IBM Industry Remarketer for IBM AS/400(R) systems and complex networking products.

The value of the transaction was approximately $2.2M at closing with future consideration based upon performance. The merger agreement was finalized on March 17th, 1997.

"The acquisition of Target Solutions represents further execution of our strategy to increase the services content of our business and provide additional resources to our growing network of business partners," said Scott Munro, president and CEO of Western Micro. "TSI has assembled a very talented and highly trained team of professionals that are dedicated to delivering mission critical solutions built around the high end of the IBM AS/400 product line. We plan to leverage this expertise and make additional investments in marketing and supporting the IBM Model 9406 (IBM's largest AS/400 system)."

TSI has a very impressive list of satisfied customers. In fact, they are the IBM Business Partner of record for over 200 accounts nationally, including many Fortune 500 Companies. "We have a tremendous opportunity to provide one-stop shopping for all hardware and software or services requirements", according to Jim Adams, president of Target Solutions. "Our goal is to increase the services and support that we provide our customers, which will strengthen our relationship with them. Western Micro will allow TSI to bring many new products and services to these customers along with new resources to facilitate growth of programs for their existing systems and networks."

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"We are in the process of establishing a framework that will allow our current business partners to team with TSI to market and deliver TSI's value added solutions and services to their base of customers and prospects", adds Munro. "This philosophy coincides with Western Micro's commitment of providing our customers with a stronger portfolio of solutions and services to help them improve their business."

Target Solutions, Inc., a Costa Mesa, California company, is a leading IBM Industry Remarketer for the IBM AS/400, as well as an IBM Authorized Training Partner (ATP). They have distinguished themselves as an "IBM Premier" Business Partner, as has Western Micro. To earn this distinction, a company must maintain a high level of customer satisfaction and significant sales volumes. Professional services offered by TSI include high availability and disaster recovery planning, storage management and backup planning, network integration services, multi-platform connectivity, internet / intranet design and support, and facilities management. TSI revenues for 1996 exceeded $15M and they expect to grow faster than the midrange systems market next year.

Western Micro Technology is an innovative, value-added distributor providing solutions, sales and services to Value Added Resellers (VARs), Integrators and OEMs. Western Micro excels as the distributor of choice of the sophisticated, high-level VARs who insist on working with the best products supported by top-notch technical and marketing professionals. Leading manufacturers such as IBM, NCR, Data General, Unisys and SCO have established strong business relationships with Western Micro. In turn, Western Micro provides its customers with the dedicated sales, marketing, financial and technical capabilities necessary to support these world class product lines. For further information, visit our web site at www.westernmicro.com.

When used in this disclosure, the words "estimate", "project", "intend", "expect" and similar expressions are used to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release updates or revisions to these statements.

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